Eaton Corporation
Second Quarter 2009 Report on Form 10-Q
Item 6
Exhibit 12
Ratio of Earnings to Fixed Charges

	Six
	months
	ended
	June 30,		Year ended December 31
	2009		2008	2007	2006	2005	2004
Income (loss) from continuing operations before income taxes & noncontrolling interests in consolidated subsidiaries	$(33)		$1,140	$1,055	$979	$969	$756

Adjustments
(Income) losses of equity investees			(11)	(6)	1	1
Distributed income of equity investees	5		1	1	1	4	3
Interest expensed	85		192	193	139	109	88
Amortization of debt issue costs	1		2	1	1	1	1
Estimated portion of rent expense representing interest	29		58	44	41	38	37
Amortization of capitalized interest	6		13	12	12	12	17

Adjusted income from continuing operations before income taxes	$93		$1,395	$1,300	$1,174	$1,134	$902

Fixed charges
Interest expensed	$85		$192	$193	$139	$109	$88
Interest capitalized	4		13	14	14	13	7
Amortization of debt issue costs	1		2	1	1	1	1
Estimated portion of rent expense representing interest	29		58	44	41	38	37

Total fixed charges	$119		$265	$252	$195	$161	$133

Ratio of earnings to fixed charges		**	5.26	5.16	6.02	7.04	6.78

**	- Fixed charges exceeded earnings by $26 for the six months ended June 30, 2009.

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